Exhibit 99.1

2320 Scientific Park Drive Wilmington, NC 28405	News Release

NASDAQ: AAIIE

Contacts:
Media:	Investors:
Andrea L. Johnston	James B. Sloan, Jr.
Vice President, Corporate Communications	Senior Vice President, Corporate Finance
910-254-7340	910-254-7690

aaiPharma Announces Leadership Change

Wilmington, N.C., May 11, 2004 – aaiPharma Inc. (NASDAQ: AAIIE) today announced that Mr. William L. Ginna, Jr. has stepped down from his position as Executive Vice President and Chief Financial Officer. The Company has initiated a formal search for a new CFO. Until such time, effective immediately, Ms. Gina Gutzeit has been appointed to the position of Interim CFO.

Ms. Gutzeit is a senior managing director with FTI Consulting, Inc. (NYSE: FCN) in their Corporate Finance/Restructuring practice. With over 20 years of experience in operational and financial restructuring and transitional management, she has served as interim CFO in addition to financial advisor to numerous companies during her career.

About aaiPharma

aaiPharma Inc. is a science-based pharmaceutical company focused on pain management, with corporate headquarters in Wilmington, North Carolina. With more than 24 years of drug development expertise, the Company is focused on developing, acquiring, and marketing branded medicines in its targeted therapeutic areas. aaiPharma‘s development efforts are focused on developing improved medicines from established molecules through its significant research and development capabilities. For more information on the Company, including its product development organization AAI Development Services, please visit aaiPharma‘s website at www.aaipharma.com.